Exhibit 99

June 21, 2016

Beacon Roofing Supply Adds Carl T. Berquist and Robert M. McLaughlin to its Board of Directors

HERNDON, Va.--(BUSINESS WIRE)-- Beacon Roofing Supply, Inc. (NASDAQ: BECN) ("Beacon") announced today that it has added Carl T. Berquist and Robert M. McLaughlin to its Board of Directors, effective June 20, 2016.

Mr. Berquist is the former Executive Vice President and Chief Financial Officer of Marriott International, having served in that position from 2009 until his retirement on December 31, 2015. Mr. Berquist joined Marriott in 2002 after a 28-year career with Arthur Andersen LLP, where he held numerous leadership positions including managing partner of the worldwide real-estate and hospitality practice. Mr. Berquist has served as a Director of Hertz Global Holdings, the international car rental company, since 2006 and currently is Chairman of Hertz's Compensation Committee and a member of its Financing Committee. He also is a member of the Board of Advisors of Eberle Communications, a private direct mail company. He is a graduate of the Penn State University, where he is a member of the Board of Advisors of both the Business School and the School of Hospitality Management.

Mr. McLaughlin is the Senior Vice President and Chief Financial Officer of Airgas, Inc., the nation's leading single-source supplier of gases, welding and safety products. Mr. McLaughlin has served in that position since 2006 after serving as Airgas’s Vice President and Controller since joining Airgas in 2001. Previously, he was Vice President-Finance for Asbury Automotive Group, a multi-billion dollar automotive retailer, after serving as Vice President of Finance and in other financial management roles with Unisource Worldwide, Inc., a multi-billion dollar international paper and industrial supply distribution company. Mr. McLaughlin serves on the Board of Directors of publicly-traded Axalta Coating Systems, Ltd., a global leader in the development, manufacture and sale of liquid and powder coatings. He is Chairman of Axalta’s Audit Committee. Mr. McLaughlin began his career with Ernst & Young in 1979. He earned his bachelor's degree in accounting from the University of Dayton.

“We are very pleased to welcome Carl and Bob to our Board of Directors," said Robert R. Buck, Beacon's Chairman. "Their deep executive and financial experience with highly-regarded, international public companies, including their leadership in major acquisitions, will be valuable assets for Beacon as we move forward with our growth initiatives." Mr. Berquist stated: “I have been extremely impressed with Beacon’s success, particularly its ability to grow through acquisitions and new branch openings, and I look forward to being a part of the Company’s continued success.” Mr. McLaughlin added: “I am excited about joining Beacon's Board of Directors. The Company has shown tremendous ability to grow while maintaining strong profitability and I look forward to working with management and the other Board members to continue the company's advancement."

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply, Inc. is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating 369 branches throughout 46 states in the U.S. and six provinces in Canada. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

Contact Information:

Beacon Roofing Supply, Inc.

Joseph Nowicki, Executive VP & CFO

571-323-3940

JNowicki@becn.com

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